Filed pursuant to Rule 424(b)(2)

Registration No. 333-179460

PROSPECTUS SUPPLEMENT NO. 22
to Prospectus declared
effective on May 10, 2012
(Registration No. 333-179460)
TWIN CITIES POWER HOLDINGS, LLC

This Prospectus Supplement No. 22 supplements our Prospectus declared effective May 10, 2012, as previously supplemented on May 10, 2012, May 16, 2012, May 25, 2012, May 29, 2012, June 1, 2012, June 14, 2012, June 25, 2012, June 29, 2012, July 10, 2012, August 14, 2012, August 31, 2012, September 20, 2012, October 12, 2012, November 2, 2012, November 14, 2012, December 20, 2012, December 31, 2012, January 8, 2013, March 1, 2013, March 18, 2013, and March 29, 2013 (the “Prospectus”).

You should read this Prospectus Supplement No. 22 together with the Prospectus.

This Prospectus Supplement No. 22 includes the attached Current Report on Form 8-K of Twin Cities Power Holdings, LLC as filed by us with the Securities and Exchange Commission on March 29, 2013.

The notes can only be purchased by residents of: California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Kansas, Michigan, Minnesota, Mississippi, Missouri, New Jersey, New Mexico, New York, Pennsylvania, South Dakota, Texas, Utah, Vermont, and Wisconsin. No offer is made by this prospectus supplement to residents of any other state. See the section of the prospectus, “Notices to Investors of Certain States and Suitability Standards,” for additional details.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus.  This Prospectus Supplement No. 22 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 22 supersedes the information contained in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 22 is March 29, 2013.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	March 29, 2013

TWIN CITIES POWER HOLDINGS, LLC
(Exact Name of Registrant as Specified in Charter)

Minnesota	27-1658449
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16233 Kenyon Ave., Suite 210, Lakeville, Minnesota	55044
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(952) 241-3103

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.       Other Events.

On March 29, 2013, Twin Cities Power Holdings, LLC (the “Company”) sent a letter to certain of the Company’s larger existing investors in the Company’s ongoing offering of its renewable unsecured subordinated notes (the “Notes”). The letters extend an offer allowing such investors to purchase additional Notes with interest rates that are higher than those listed on the Company’s current interest rate supplement. Only investors who receive the letter are eligible for such terms, and to obtain the higher rate they must purchase Notes from the Company with initial terms of maturity of one to ten years and must postmark their investment subscription on or before May 31, 2013.

The foregoing description is qualified in its entirety by reference to the Offer Letter filed as Exhibit 99.1 to this Current Report on Form 8-K.

On March 28, 2013, the Board of Governors (the "Board") of the Company authorized and approved a cash distribution in the aggregate amount of $100,000 on the issued and outstanding membership units ("Units") of the Company, to be paid on April 1, 2013. All such Units are owned by Timothy S. Krieger, the Company's Chief Executive Officer.

Item 9.01.       Financial Statements and Exhibits.

(d)

99.1	Offer Letter, dated March 29, 2013.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 29, 2013	By	/s/ Wiley H. Sharp III
Wiley H. Sharp III
	Its	Vice President – Finance and Chief Financial Officer

3

Exhibit 99.1

Date

Name

Address

City, State Zip

Dear Mr. ______:

I would like to personally thank you for investing in our renewable note offering. The notes will be an important part of our capital structure as we grow into the future. I appreciate your support.

Enclosed is my business card and that of Wiley Sharp, TCP’s Chief Financial Officer. Please feel free to call either of us whenever you have a question about our company. We are at your service.

Our current interest rate supplement is also enclosed. As you can see we are offering some attractive rates through May 31. However, I am extending a special Founder’s Offer to our larger existing investors who purchase additional notes with terms of 1 -10 years between now and May 31, 2013.

My Founder’s Offer has two facets:

•	Twin Cities Power will pay you 1% of the principal amount of any new notes with terms of one year or more that you purchase between now and May 31, 2013. For example, if you invest $10,000 in a 1 -10 year note we will deposit $100 into your bank account. If you invest $100,000 in a 1 -10 year note, we will deposit $1,000 into your account. This cash bonus will increase the first year yield of your new investment by 100 basis points (1%).

•	If you invest enough money between now and May 31, 2013 to double your note holdings as of March 31, 2013, Twin Cities Power will also pay you 1% of the principal amount of your existing notes regardless of their terms. In other words, if you currently own a $10,000 note and purchase another $10,000 note with a 1 -10 year term, we will deposit $200 into your bank account - $100 for the new note as described above and $100 for the existing note. If you own a $100,000 note and purchase another $100,000 note with a 1 -10 year term, we will deposit $2,000 into your bank account. This cash bonus will increase the yield of all your note investments this year by 100 basis points (1%).

Your new investments must be postmarked on or before May 31, 2013 to qualify for my Founder’s offer. The new notes purchased during this period must have initial terms to maturity of one to ten years. Only notes that were outstanding on March 31, 2013 and are still outstanding on the day you double your investment will be eligible for the second 1% bonus.

You will soon receive your quarterly statement listing your outstanding investments as of March 31, 2013. However, if you would like to confirm the total principal amount of your current notes before then, please call TCP Investor Services at 888-955-3385. Otherwise, feel free to call me or Wiley if you have any questions about our company.

Thanks again for your current investments. I look forward to a long and mutually prosperous relationship with you.

Very truly yours,

Timothy Krieger

Founder, Twin Cities Power Holdings, LLC